Exhibit 10.1

AGREEMENT

AGREEMENT dated June 1, 2015 between Scott Key (“Key”) and IHS Inc., a Delaware corporation (the “Company”).

WHEREAS, Key and the Company are parties to an employment Letter Agreement dated October 31, 2007, as amended (“the Employment Agreement”).

WHEREAS, Key has resigned from his employment with the Company and as a Director of the Company effective June 1, 2015 (“Effective Termination Date”).

WHEREAS, the parties wish to enter into this Agreement in connection with Key’s resignation.

NOW, THEREFORE, the parties agree as follows:

1.As of the Effective Termination Date, Key has resigned and ceased to be an employee, officer or director of the Company or any affiliate of the Company. As used in this Agreement, the term “affiliate” shall mean any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under control with the Company.

2.Key will be credited with two additional years for purposes of the age requirements of any non-qualified retirement related employee benefits plans, programs and arrangements maintained by the Company and/or its affiliates in which Key participates at the Effective Termination Date.

3.Key and his eligible dependents will be eligible to continue to participate in the Company’s medical, dental and vision plans on the same terms as his participation that exists immediately prior the Effective Termination Date (or, if he is ineligible to continue to participate under the terms thereof, in substitute arrangements providing substantially comparable benefits) for a period of 18 months following the Effective Termination Date.

4.Key has received grants of restricted stock units (“RSUs”), where each RSU represents one share of Class A common stock of IHS Inc. (“Shares”). On the date hereof, a total of 80,000 RSUs at “target” performance level, individual performance objectives and/or time-based RSUs granted pursuant to award agreements held by Key are unvested. In recognition of Key’s contribution to the Company, Key will vest in 40,000 of such unvested RSUs on the tenth day following the Effective Termination Date, and Key shall be issued the Shares underlying such RSUs on the tenth day following the Effective Termination Date, subject to fulfillment of the conditions in paragraph 5 below. The Company shall withhold from the Shares that otherwise would be released to Key when the RSUs vest as provided herein the number of Shares required to satisfy any withholding taxes that may be due as a result of the vesting of such RSUs. Except for the 40,000 unvested RSUs that will vest as provided above in this Paragraph 4, all of the remaining unvested RSUs under any outstanding award agreements are forfeited on the date hereof.

5.Key’s receipt of the benefits under paragraphs 2 and 3 and vesting of the 40,000 RSUs referred to in paragraph 4 above are contingent upon his execution and delivery to the Company on the Effective Termination Date of a release in the form attached hereto as Exhibit A (“Release”) and expiration of the revocation period described in such Release. In the event Key fails to execute and deliver the Release on the Effective Termination Date or revokes the Release within the seven day revocation period described in the Release, Key acknowledges that he will not be entitled to the consideration provided in paragraphs 2 and 3 and the vesting of the 40,000 RSUs referenced in paragraph 4 above and that the 40,000 RSUs that would otherwise vest as provided herein shall be forfeited.

6.Key acknowledges that the obligations contained in Section 10(a) (Confidentiality) of the Employment Agreement survive the termination of Key’s employment with the Company without limit and that the obligations contained in Section 10(b) (Non-Competition) and 10(c) (Non-Solicitation of Employees) of the Employment Agreement survive the termination of Key’s employment with the Company for a period of 18 months after the Effective Termination Date. The Company acknowledges that the obligations contained in Section 11 (Indemnification) of the Employment Agreement survive the termination of Key’s employment with the Company without limit and that Key is also entitled to indemnification and advancement of expenses as set forth in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof.

7.This Agreement and the Release constitute the complete understanding between Key and the Company in respect of the subject matter of this Agreement and supersede all prior agreements relating to the same subject matter. Without limiting the generality of the foregoing, Key and the Company agree that the Employment Agreement is terminated effective as of the date hereof, and neither party shall have any rights or obligations under the Employment Agreement from and after the date hereof; provided, however, that Section 10 and Section 11 of the Employment Agreement shall survive the termination of the Employment Agreement, as indicated above. Without limiting the generality of the foregoing, Key and Company acknowledge that the vesting of RSUs and benefits provided in paragraphs 2 and 3 of this Agreement are in lieu of any payments, benefits or other rights of Key in connection with termination of employment pursuant to the Employment Agreement or otherwise, including, without limitation, any payment for fiscal year 2015 under the Company’s annual incentive plan and any cash severance payment. In the event of any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall prevail. Key has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

8.In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

9.This Agreement is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).

10.This Agreement inures to the benefit of the Company and Key, and their respective successors and assigns.

11.Key has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Key knowingly and voluntarily signs this Agreement.

12.All payments to be made hereunder by the Company shall be subject to any applicable payroll, income, withholding and other taxes or other applicable deductions required by law or regulation.

IN WITNESS WHEREOF, Key and the Company have executed this Agreement as of the day and year first above written.

/s/ Scott Key
Scott Key

IHS INC.

/s/ Jeffrey Sisson
By:	Jeffrey Sisson
Senior Vice President &
Chief Human Resources Officer

EXHIBIT A

FULL AND COMPLETE RELEASE

1.    Key Release.

(a)    I, Scott Key, in consideration for the acceleration of vesting of RSUs and other benefits described in the agreement between IHS Inc. (the “Company”) and me dated June 1, 2015 (the “Agreement”), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge the Company and its respective predecessors, successors and affiliates and their respective current and former directors, officers and employees from any and all claims, actions and causes of action, including, but not limited to, those relating to or arising from my employment or separation of employment with the Company, including, but not limited to, under those federal, state and local laws and those applicable laws of any other jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”) (collectively the “Released Claims”). PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the Release set forth in this Section shall not extend to: (i) any vested rights under any pension, retirement, profit sharing or similar plan; or (ii) my rights to indemnification and/or defense under any Company certificate of incorporation, bylaws and/or policy or procedure, under any insurance contract, or under Section 11 of the Employment Agreement dated October 31, 2007, as amended, in connection with any acts and omissions within the course and scope of my employment with the Company.

(b)    I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

(c)    I fully understand and agree that:

1.    this Release, including the IHS Release set forth below, is in exchange for acceleration of RSUs and other benefits to which I would otherwise not be entitled;

2.    no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.    I am hereby advised to consult with an attorney before signing this Release;

4.    I had 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.    I have 7 days following my signature of this Release to revoke the Release; and

6.    this Release will not become effective or enforceable until the revocation period of 7 days has expired.

(d)    If I choose to revoke this Release, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

IHS Inc.
15 Inverness Way East
Englewood, CO 80112
Attention:    Jeffrey Sisson
2.    IHS Release.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company on behalf of itself and its respective predecessors, successors and affiliates and current and former directors and officers, does hereby knowingly and voluntarily release and forever discharge Key and his heirs, executors, administrators and assigns from any and all claims, actions and causes of action related to or arising from his employment or separation from employment with the Company; whether KNOWN OR UNKNOWN, fixed or contingent, provided, however, no rights or claims are released or waived that may arise after the Agreement is signed by the Company or any claims for breach of the Agreement by Key. The Company represents and warrants that it has made no sale, assignment or other transfer, or attempted sale, assignment or other transfer of any claim released hereby.
3.    Miscellaneous.
(a)    This Release is the complete understanding between the parties in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Neither party has relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
(b)    In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provisions will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
(c)    This Release is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).
(d)    This release inures to the benefit of the Company and Key and their respective successors and assigns.
(e)    Each party has carefully read this Release, fully understands each of its terms and conditions, and intends to abide by this Release in every respect.

Scott Key

IHS INC.

By:
Title: